Exhibit 10.27

Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K

ORDER NUMBER 6553c55bd633fe0673c6a69f - SAAS PRODUCT ADD-ONS

This Order Number 6553c55bd633fe0673c6a69f (“Order”) is subject to and governed by the Master Terms and Conditions dated June 1, 2023 (“Master Terms”) executed between Relativity ODA LLC (“Relativity”), and KLdiscovery Ontrack, LLC (“Customer”). Capitalized terms used in this Order but not defined have the meanings set forth in the Master Terms. Unless otherwise specifically set forth in the Special Terms, where applicable, the Order Terms that form part of the Underlying Order will also apply to this Order by their terms.

ORDER DETAILS

Order Effective Date	November 20, 2023
Underlying Order	644c364335b7365c8df202f6
Software	The following products are added on to the Underlying Order: [ ] [*] [X] [*] [ ] [*] [X] [*] [ ] [*] [ ] [*] [ ] [*] [X][ ] [*] [ ] [*] [ ] [*]) [ ] [*]
Documentation	https://help.relativity.com/
Subscription Term	Unless otherwise specified in the Special Terms, commencing on the Order Effective Date and concluding at the end of the Term set forth in the applicable Underlying Order
	Currency	All amounts under this Order are in USD

Exhibit 10.27

Payment Information
	Payment Terms	See Underlying Order
	Is Customer exempt from applicable sales / VAT tax?	See Underlying Order
	Does Customer require a purchase order (“PO”)?	[ ] Yes [X] No
PO Number (if applicable):
Prepay Amounts and Payment Terms
Prepay Amounts	See Underlying Order
Monthly and Period Subscription Fees to be offset against Prepay Amounts
Client Domain Fees	N/A
Contracts Fees	Unit Price: $[*] Included Contracts Units: [*]
Customer Managed Keys	N/A
Data Breach Response Fees	Unit Price: $[*]per Data Breach Response GB Units per month Included Data Breach Response GB Units: [*] GBs
Additional Geo Fees (for the additional Geo(s) added in this Order)	N/A

Exhibit 10.27

Temp Geo Fees (for the additional Temp Geo(s) added in this Order)	N/A
Legal Hold Fees	N/A
Personal Information Detect Fees	Unit Price: $[*] Included PI Detect Document Units: [*]
Sandbox Fees	N/A
Store Fees	N/A
Translate Fees	N/A

Additional terms are set forth in the “Special Terms” section below.

SPECIAL TERMS

If any Products have a Period Subscription Fee, (i) upon execution of this Order, the pro-rata portion of such Period Subscription Fee will be charged against the Prepay Amount to cover the remainder of the current Period, and (ii) on the anniversary of the next Period, the Period Subscription Fee for such Products will be charged against the Prepay Amount.

AI TECHNOLOGY

Some of Relativity’s SaaS Products leverage machine learning or AI technology (together, "AI Technology”), some of which may be made available by Microsoft on Microsoft Azure. AI Technology’s outputs are impacted by the quality of the Customer Data. In addition, some AI Technology is experimental, and some files and data types may be incompatible with AI Technology. AI TECHNOLOGY IS NOT INTENDED TO REPLACE THE WORK OF HUMANS AND CUSTOMER REMAINS RESPONSIBLE FOR MONITORING, VERIFYING, AND REVIEWING ALL OUTPUTS.

CLIENT DOMAIN

Client Domains (each a “Client Domain”) provide a method for Customer to enable its End User Customers (each a “Tenant”) to access and use certain administrative functions of the Software as further described in the Documentation. Each Client Domain is limited to one Tenant.

Exhibit 10.27

CONTRACTS

Contracts is a contract review solution that helps transform existing contracts into structured contract data using Contracts OCR, Analysis, Compare, Contracts Viewer, each as further described in the Documentation.

Customer will be charged Contracts Fees based on the Unit Price for Contracts Units after utilizing the Included Contracts Units. “Contracts Unit” means each file, up to [*]MB (“Contracts File Size Limit”). If the file size exceeds the Contracts File Size Limit, the excess number of MBs will be counted as the next Contracts Unit, for up to the Contracts File Size Limit. Included Contracts Units may not be available for any extension or replacement of the Subscription Term. By using Contracts, Customer may create additional Customer Data which will be charged the applicable Standard Workspace Cloud Fees.

DATA BREACH RESPONSE

Data Breach Response: (i) identifies certain personal information identifiers; and (ii) prepares a notification report as described within the Documentation.

After utilizing the one-time Included Data Breach Response GB Units, Customer will be charged the greater of: (a) the actual Relativity Data Breach Response Fees, which are based on the Data Breach Response Monthly Count multiplied by the Unit Price; or (b) a minimum monthly fee of $[*] per Standard Workspace with the Data Breach Response application installed. The “Data Breach Response Monthly Count” is the total amount of Data Breach Response GB Units measured during each calendar month of the Subscription Term in each Standard Workspace in which the Data Breach Response application is installed. “Data Breach Response GB Unit” means each GB of Customer Data, as measured by the size of the native file, that has been processed through the Data Breach Response application and/or is stored in a Standard Workspace during any calendar month. Included Data Breach Response GB Units may not be available for any extension or replacement of the Subscription Term.

PERSONAL INFORMATION DETECT

Personal Information Detect performs the identification and redaction of certain personal information identifiers as described in the Documentation.

Customer will be charged Personal Information Detect Fees based on the Unit Price after utilizing the Included PI Detect Document Units. “PI Detect Document Unit” means each file, up to [*]MB ("PI Detect File Size Limit”). If a file exceeds the PI Detect File Size Limit, the excess number of MBs will be counted as the next PI Detect Document Unit up to the PI Detect File Size Limit. For example, a Document sized at [*]MB shall be charged at [*] PI Detect Document Units. Included PI Detect Document Units may not be available for any extension or replacement of the Subscription Term.

SIGNATURES

The parties have caused this Order to be executed by their respective duly authorized officers or representatives as of the Order Effective Date.

RELATIVITY ODA LLC	KLdiscovery Ontrack, LLC
Signature: [relativitySignerSignature_IjACyMG]	Signature: [counterpartySignerSignature_M4MnyEH]
Name: [relativitySignerName_JkYeF6k]	Name: [counterpartySignerName_JN5fBhf]

Exhibit 10.27

Title: [relativitySignerTitle_6fWSDOM]	Title: [counterpartySignerTitle_a73Vjmk]